Exhibit 99.1

Organovo Holdings, Inc. announces redemption of 2.4 million outstanding warrants

02/05/2013

SAN DIEGO — Organovo Holdings, Inc. (OTCQX: ONVO) (“Organovo”), a creator and manufacturer of functional, three-dimensional human tissues for medical research and therapeutic applications, today announced its intention to redeem two classes of outstanding warrants initially issued to investors participating in private placement financings in 2011 and 2012. The warrant redemption will raise non-dilutive capital, enable Organovo to significantly improve its balance sheet, help position the Company to qualify to list its common stock on the NYSE MKT or NASDAQ exchange, and decrease a significant portion of the derivative liability from its balance sheet.

A Notice of Redemption was mailed to affected warrant holders on February 5, 2013. These warrant holders will have until 5:00 p.m. ET on March 14, 2013, to exercise their outstanding warrants at $1.00 per share. Thereafter, any warrants that remain unexercised will automatically be redeemed by the company at a redemption price of $0.0001 per share of common stock then issuable upon exercise of the redeemed warrant. Approximately 2.4 million warrant shares are affected by this Notice of Redemption.

Previously, on December 21, 2012, the Company completed a tender offer including the same warrants. At that time, approximately two-thirds of warrant holders elected to participate in the tender offer and exercised their warrants at $0.80 per share. The current Notice of Redemption was given to the remaining warrant holders at the Company’s option following the qualifying event of its common stock trading at $2.50 per share or higher for twenty (20) consecutive trading days. If all warrant holders elect to exercise their warrants prior to the redemption date, approximately $2.4 million of additional equity capital will be raised by the Company without any increase to its fully diluted shares. If none of the warrant holders exercise their warrants prior to the redemption date the Company will redeem and cancel all affected warrants at an aggregate cost of approximately $243.

Approximately 16.7 million warrants were originally issued as part of a first quarter 2012 private placement in which the Company raised $15.2 million. Prior to this Notice of Redemption approximately 13.8 million shares had been exercised. This included 9.5 million shares as a part of Organovo’s tender offer which closed Dec. 21, 2012, the shares resulting from which were able to be sold starting Jan. 4, 2013. In addition, approximately 1.6 million placement agent warrant shares had been exercised or cancelled. Following the warrant redemption, warrants to purchase 5.0 million shares will remain outstanding and are not affected by the redemption notice. These warrants were issued to the placement agent during the 2011 and 2012 private placement financings and to investors participating in a bridge financing the Company completed in November 2011.

Keith Murphy, Chairman and Chief Executive Officer, commented “Organovo has made great progress in executing on its plan to remove warrant overhang on our stock and decrease derivative liability from our balance sheet, as part of a larger goal to pursue a senior listing. We appreciated the positive response of investors to our closing of the Warrant tender offer on Dec. 21, and hope to find continued support for this Notice of Redemption, which we believe paves the way for the continued creation of shareholder value.”

About Organovo Holdings, Inc.

Organovo designs and creates functional, three-dimensional human tissues for medical research and therapeutic applications. The company is collaborating with pharmaceutical and academic partners to develop human biological disease models in three dimensions. These 3D human tissues have the potential to accelerate the drug discovery process, enabling treatments to be developed faster and at lower cost. In addition to numerous scientific publications, their technology has been featured in The Wall Street Journal, Time Magazine, The Economist, and numerous others. Organovo is changing the shape of medical research and practice. Learn more at www.organovo.com.

Safe Harbor Statement

Any statements contained in this press release that does not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to develop, market and sell products based on its technology; the expected benefits and efficacy of the Company’s products and technology; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in our filings with the SEC, including our current report on Form 8-K/A filed on May 11, 2012. We do not undertake to update these forward-looking statements made by us.

SOURCE Organovo Holdings, Inc.

Investor Contact, Barry Michaels, Chief Financial Officer, 1-858-224-1003, IR@organovo.com, or Gerry Amato, Booke & Company Investor Relations, admin@bookeandco.com; or Media Contacts, Mike Renard, EVP, Commercial Operations, 1-858-224-1006, mrenard@organovo.com